EXHIBIT 10.2

Boardwalk Pipeline Partners
Unit Appreciation Rights and Cash Bonus Plan

Grant of UARs and Cash Bonus

Grantee:

Grant Date:                                           __________________, 20__

1.
Grant of UARs.  Boardwalk Pipeline Partners, LP (the “Partnership”) hereby grants to you ______ UARs under the Boardwalk Pipeline Partners Unit Appreciation Rights and Cash Bonus Plan (the “Plan”) on the terms and conditions set forth herein.  The initial Exercise Price per UAR is $_______.  Each UAR includes a DER Adjustment provision, which reduces the Exercise Price by the amount of cash distributions made per Unit during the Restricted Period with respect to such UAR.  The UAR Cap per UAR is $________.

2.	Grant of Cash Bonus. The Partnership also hereby grants you a contingent Cash Bonus under the Plan in the amount of $________________.

3.	Scheduled Payment Date. Except as otherwise provided in Paragraph 4 below, the UARs and the Cash Bonus granted hereunder shall become payable on [insert specified date] (the “Scheduled Payment Date”).

4.	Events Occurring Prior to Scheduled Payment Date.

(a)
Death or Disability.  If your Termination of Employment occurs prior to the Scheduled Payment Date and is due to your death or a disability that entitles you to benefits under a long-term disability plan of the Partnership or an Affiliate, a percentage of the UARs and the Cash Bonus then credited to you automatically will become vested and payable on your Termination of Employment (your “Early Payment Date”).  Such vested percentage shall equal A÷B, where “A” is the number of days in the period beginning on the Grant Date and ending on your Termination of Employment, and “B” is [insert the number of days in regular vesting period].  The remaining percentage of the UARs and the Cash Bonus that do not become vested as provided in the preceding sentence automatically shall be cancelled unpaid on your Termination of Employment.

(b)
Retirement.  If your Termination of Employment occurs prior to the Scheduled Payment Date and is due to your Retirement, a percentage of the UARs and the Cash Bonus then credited to you automatically will become vested on your Termination of Employment, subject to your compliance with the Noncompetition and Nonsolicitation restrictions provided below, but will not be payable until the Scheduled Payment Date with the payment amount determined as of the Scheduled Payment Date as provided in Paragraph 5 below.  Such vested percentage shall equal A÷B, where “A” is the number of days in the period beginning on the Grant Date and ending on your Termination of Employment, and “B” is [insert the number of days in regular vesting period].  The remaining percentage of the UARs and the Cash Bonus that do not become vested as provided in the preceding sentence automatically shall be cancelled unpaid on your Termination of Employment.  As used in this Agreement:

EXHIBIT 10.2
(i)
“Retirement” means your Termination of Employment with the written consent of the Committee on or after reaching age 55 and having 10 or more years of continuous service with the Company and its Affiliates on your Termination of Employment; provided, however, you must file a written request for Retirement with the Committee at least 180 days prior to your desired retirement date, unless such 180-day period is waived in whole or in part by the Committee, in its sole discretion;

(ii)
“Noncompetition” means that, during the period that any of your UARs or Cash Bonus amounts remain unpaid, you do not, directly or indirectly, for yourself or any other person or entity engage in, render any services to, or assist in any manner, without the written consent of the Committee, in the transportation or storage of natural gas (the “Business”) in a geographic area in the United States where the Partnership or its subsidiaries or affiliates is conducting Business or seeking to conduct such Business; and

(iii)
“Nonsolicitation” means, that during the period that any of your UARs or Cash Bonus amounts remain unpaid, you do not, directly or indirectly, for yourself or any other person or entity, request or solicit in any manner, without the written consent of the Committee, any employee of the Company or an Affiliate to terminate his or her employment with the Company or an Affiliate.

Unless provided otherwise in any written agreement with you, the Committee shall have the sole discretion to determine whether you terminated due to Retirement or have violated the Noncompetition restriction, and its determination shall be final.

(c)	Involuntary Termination other than for Cause. If your Termination of Employment is prior to the Scheduled Payment Date and is by the Partnership or an Affiliate other than for Cause, then:

(i)
if your Termination of Employment occurs within two years of the Grant Date, all UARs and the Cash Bonus then credited to you automatically will be forfeited in full without payment on your Termination of Employment, and

EXHIBIT 10.2
(ii)
if your Termination of Employment occurs on or more than two years after the Grant Date, a percentage of the UARs and the Cash Bonus then credited to you automatically will become vested on your Termination of Employment and payable on your Termination of Employment (your “Early Payment Date”).  Such vested percentage shall equal A÷B, where “A” is the number of days in the period beginning on the Grant Date and ending on your Termination of Employment, and “B” is [insert the number of days in regular vesting period].  The remaining percentage of the UARs and the Cash Bonus that do not become vested as provided in the preceding sentence automatically shall be cancelled unpaid on your Termination of Employment.  As used herein, “Cause” shall have the meaning set forth in any written employment agreement between you and the Partnership or an Affiliate, if such an employment agreement exists and contains a definition of “cause”; otherwise Cause means (1) your conviction for (or plea of other than not guilty to) a felony under Federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling your employment duties, (3) your willful and deliberate failure to perform your employment duties in any material respect, or (4) such other event(s) as shall be determined in good faith by the Committee.  Unless otherwise provided in any written employment agreement with you, the Committee shall have the sole discretion to determine whether Cause exists, and its determination shall be final.

(d)
Other Terminations.  If your Termination of Employment occurs prior to the Scheduled Payment Date for any reason other than as provided in Paragraphs 4(a), (b) or (c) above, all UARs and the Cash Bonus amount then credited to you automatically shall be forfeited on your Termination of Employment without payment, unless and to the extent waived by the Committee, in its sole discretion.

5.
Payments.  On or as soon as reasonably practical following the earlier of the Scheduled Payment Date or, if applicable, your Early Payment Date (the earlier of the two dates being the “Payment Date”), and in no event later than the 15th day following the Payment Date, the Partnership shall pay you (a) with respect to each vested UAR, an amount of cash equal to the lesser of (i) the excess, if any, of (A) the Fair Market Value of a Unit as determined on the Payment Date over (B) the Exercise Price of the UAR on the Payment Date (as reduced by the DER Adjustment amount) and (ii) the UAR Cap, and (b) with respect to the contingent Cash Bonus, an amount of cash equal to the vested amount of the Cash Bonus, less the amount of all taxes the Partnership is required to withhold from such payments.

6.
Limitations Upon Transfer.  All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process.  Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

EXHIBIT 10.2
7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under you.

8.
Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the UARs and Cash Bonus granted hereby.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.
Plan Controls.  In the event of any conflict between the terms of this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement, the terms of the Plan, including, without limitation, Section 9(b)(v) thereof, shall control.  A copy of the Plan is attached hereto.  Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

10.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

BOARDWALK PIPELINE PARTNERS, L.P.
by its general partner, Boardwalk GP, LP
by its general partner, Boardwalk GP, LLC

By:
Name:
Title: